Exhibit 3.1

State of Delaware
Secretary of State
Division of Corporations
Delivered 02:59PM 04/25/2008
FILED 03:02 PM 04/25/2008
SRV 080473123 - 4539175 FILE


                          CERTIFICATE OF INCORPORATION

     FIRST: The name of this corporation shall be:  MONDAS MINERALS CORP.

     SECOND: Its registered office in the State of Delaware is to be located at 2711 Centerville Road, Suite 400, Wilmington, County of New Castle, Delaware, 19808 and its registered agent at such address is The Company Corporation.

     THIRD:  The purpose or purposes of the corporation shall be:

            To engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

     FOURTH: The total number of shares of stock which this corporation is authorized to issue, is one hundred million (100,000,000) shares of common stock with a par value of 0.0001.

     FIFTH: The name and address of the incorporator is as follows:

                             The Company Corporation
                             2711 Centerville Road, Suite 400
                             Wilmington, DE 19808

     SIXTH: The Board of Directors shall have the power to adopt, amend or repeal the by-laws.

     SEVENTH: No director shall be personally liable to the Corporation or its stockholders for monetary damages for any breach of fiduciary duty by such director as a director. Notwithstanding the foregoing sentence, a director shall be liable to the extent provided by applicable law, (i) for breach of the director's duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) pursuant to Section 174 of the Delaware General Corporation Law or (iv) for any transaction from which the director derived an improper personal benefit. No amendment to or repeal of this Article Seventh shall apply to or have an effect on the liability or alleged liability of any director of the Corporation for or with respect to any acts of omissions of such director occurring prior to such amendment.

     IN WITNESS WHEREOF, the undersigned, being the incorporator herein before named, has executed signed and acknowledged this certificate of incorporation this 25th day of April, 2008.

                                             The Company Corporation
                                             Incorporator


                                             By: /s/ Hope Evans
                                                 ---------------------------
                                             Name: Hope Evans
                                                   Assistant Secretary